UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  May 6, 2015

HOUGHTON MIFFLIN HARCOURT COMPANY
(Exact name of registrant as specified in its charter)
Delaware (State or other jurisdiction of incorporation)	001-36166 (Commission File No.)	27-1566372 (IRS Employer Identification No.)

222 Berkeley Street Boston, MA (Address of principal executive offices)	02116 (Zip Code)

(617) 351-5000
(Registrant’s telephone number, including area code)
NOT APPLICABLE
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01.     Regulation FD Disclosure.
Term Loan Refinancing

Houghton Mifflin Harcourt Company, a Delaware corporation (the “Company”), previously announced that we had entered into a definitive agreement to acquire the Educational Technology and Services business of Scholastic Corporation (the “Acquisition”) for $575 million in cash, subject to customary working capital adjustments.  In connection with the proposed Acquisition, the Company also announced that we expect to replace our existing $180 million term loan with a new senior secured facility, having a six-year maturity (the “New Term Loan”).

On May 6, 2015, the Company determined to seek an increase in the size of the New Term Loan from $500 million to $800 million.  The Company expects to use the net proceeds from the New Term Loan to refinance our existing term loan, to finance a portion of the Acquisition, to pay fees and expenses and for general corporate purposes, including funding a portion of our stock repurchase program described below.  We expect to close the New Term Loan concurrently with the Acquisition during the second quarter of 2015, which is subject to customary closing conditions.  The closing of the New Term Loan is subject to the completion of successful marketing, the negotiation, execution and delivery of definitive agreements and other factors, including an amendment to our revolving credit facility permitting the additional indebtedness allowed for the New Term Loan.  There can be no assurance that we will be able to successfully increase the size of the New Term Loan or that the terms of the New Term Loan will be favorable to us.

Stock Repurchase Program

In connection with the foregoing, the Company’s Board of Directors also approved an additional $300 million under the Company’s existing stock repurchase program, bringing the total authorization to $500 million.  The $300 million increase in authorization is conditional upon the successful closing of the increased New Term Loan.  The aggregate $500 million stock repurchase program may be executed over a period of two years from today’s authorization.  Repurchases under the program may be made from time to time in open market or privately negotiated transactions.  The extent and timing of any such repurchases would generally be at the Company’s discretion and subject to market conditions, applicable legal requirements and other considerations.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
HOUGHTON MIFFLIN HARCOURT COMPANY

By:	/s/ William F. Bayers
Name:	William F. Bayers
Title:	Executive Vice President, Secretary and General Counsel

Dated:  May 6, 2015